Exhibit 99.1

Epizyme Reports Third Quarter 2021 Financial Results and Provides Business Update

— TAZVERIK® (tazemetostat) Net Product Revenues of $5.2 Million; End User Demand Grew 22% —

— Received $25 Million Upfront Payment from HUTCHMED License Agreement —

— SYMPHONY-1 (EZH-302) Preparing for Phase 3 Initiation; SETD2 Phase 1/1b Study Initiated —

CAMBRIDGE, Mass., November 9, 2021 – Epizyme (Nasdaq: EPZM), a fully integrated, commercial-stage biopharmaceutical company developing and delivering novel epigenetic therapies, today reported its third quarter 2021 financial results and business update.

“I am pleased with the progress we made as an organization in the third quarter against the four pillars of our strategic plan. In terms of TAZVERIK commercial performance, total end user demand grew 22% this quarter versus the second quarter. The changes we made to the commercial organization are showing signs of traction. Several provider institutions took steps to enhance the integration of TAZVERIK and the EZH2NowSM test within their care delivery systems and workflow in a way that simplifies the ability of physicians who wish to prescribe TAZVERIK for appropriate patients,” said Grant Bogle, President and Chief Executive Officer of Epizyme.

“Moving to our pipeline, for the SYMPHONY-1 study of tazemetostat plus R2, we plan to share updated data from the Phase 1b portion of the study at the ASH meeting in December, and the Phase 3 portion of this study is in global startup activities with our collaboration partner HUTCHMED, including at sites in China. In addition, our planned heme basket study, EZH-1501, which we’re announcing today has been cleared to start by the FDA and we plan to start enrollment by the end of the year. In total, our studies are intended to provide a steady stream of important data and insights in the coming quarters as we advance the development of tazemetostat. Based on these evolving data, we seek to position tazemetostat, when combined with other active agents, as a foundation of therapy in both hematological and solid tumors.”

“Finally, we are excited to announce that with IND clearance for our first-in-class oral SETD2 inhibitor, Epizyme is evolving into a portfolio oncology company. Also known as EZM0414, the molecule has just received fast-track status in DLBCL, and we plan to enroll the first patient before year end.”

Recent Highlights

•

Commercial Execution: TAZVERIK generated net product revenue of $5.2 million in the third quarter of 2021 from commercial sales in Epithelioid Sarcoma (ES) and Follicular Lymphoma (FL). In the second quarter of 2021, the Company recorded net product revenue of $8.0 million, or $4.8 million on a non-GAAP basis, which excludes a $3.2 million sale of commercial product to a third-party pharmaceutical company for use in its combination clinical trials. Total end user demand increased by 22% in the third quarter over the second quarter of 2021, driven primarily by sales in FL. Growth was balanced across the country and occurred in both the academic and community settings. The amount of free goods supplied to patients via our patient assistance program was approximately 25% of total end user demand for the quarter, a level consistent with the second quarter.

•

Traction With the Focus on Systems of Care: The Company is seeing initial signs of progress with large integrated provider organizations that wish to optimize the ability of their physicians to order TAZVERIK for appropriate patients. When these organizations optimize how TAZVERIK is positioned in their systems of care and workflow, consistent with the label and clinical guidelines, it simplifies the ability of physicians who wish to prescribe TAZVERIK for appropriate patients but lacked the information and system support at the point of care to do so easily. Epizyme launched the EZH2Now Testing Program in June 2021 with Quest Diagnostics, a leading provider of diagnostic information services, to enable EZH2 mutation testing for patients with Relapsed or Refractory (R/R) FL. While EZH2 testing is not required to prescribe TAZVERIK, Epizyme believes having this test available for physicians who wish to know the EZH2 status of their patient enhances the overall understanding of the importance of EZH2 mutations in FL and increases the awareness of TAZVERIK.

•

SYMPHONY-1 (EZH-302) Phase 1b/3 Confirmatory Study of Tazemetostat in Follicular Lymphoma: The combination of tazemetostat with R2 (lenalidomide and rituximab) is being evaluated in a Phase 1b/3 confirmatory study in R/R FL patients. The Phase 3 portion of this study is in global startup activities with our collaboration partner HUTCHMED, including sites in China. In addition, Epizyme plans to share updated data in approximately 40 patients from the Phase 1b portion of the study at the upcoming meeting of the American Society of Hematology (ASH), Dec 11-14, 2021, in Atlanta, GA.

•

Epizyme’s Novel First-in-Class Oral SETD2 Inhibitor Development Candidate: EZM0414 has received Fast Track designation for diffuse large B-cell lymphoma (DLBCL) from the FDA, and the Company is planning to enroll its first patient by the end of the year. SETD2 inhibition in pre-clinical studies supports clinical exploration in multiple settings, including high risk t(4;14) multiple myeloma and in other B-cell malignancies such as DLBCL, as monotherapy and in combination with existing and emerging therapies including tazemetostat. EZM0414’s entry into the clinic will represent Epizyme’s transition to a portfolio oncology company and demonstrates the innovative approach that the Company has brought to bear in a therapeutic area of high unmet need using our core scientific expertise in the field of epigenetics.

•

Additional Ongoing Clinical Trials of Tazemetostat in Follicular Lymphoma: SYMPHONY-2 (EZH-1401), Epizyme’s Phase 2 trial evaluating tazemetostat plus rituximab in R/R FL, continues to move forward as planned. The study is actively enrolling and all sites are open, including sites that are part of large community provider networks. Additionally, patient enrollment is nearing completion in the Lymphoma Study Association (LYSA) trial investigating tazemetostat plus R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine and prednisolone) in front-line high-risk FL and DLBCL. Finally, steady progress is being made in numerous other investigator-sponsored trials.

•

IND Clearance for Hematology Phase 1/1b Basket Trial: Epizyme received clearance from the FDA of its IND for EZH-1501, its hematology basket study, which will evaluate tazemetostat safety and efficacy across multiple hematological malignancies. The Company plans to study multiple combinations with current standard-of-care therapies and novel mechanisms of action in an effort to expand the potential of tazemetostat. With this announcement, both of the Phase 1/1b basket studies have been cleared to proceed. The solid tumor basket study (EZH-1301) is open for enrollment and the hematological basket study is expected to begin enrolling patients by year end.

•

CELLO-1 (EZH-1101) Phase 1b/2 Approximately One-Half Enrolled: Epizyme presented updated safety and efficacy data from the Phase 1b safety run-in portion of the study as part of a poster presentation during the 2021 European Society for Medical Oncology (ESMO) Congress in September 2021. CELLO-1 is evaluating tazemetostat plus enzalutamide compared to enzalutamide alone in metastatic castration-resistant Prostate Cancer patients (mCRPC). Based on the Phase 1b data, Epizyme initiated enrollment in the Phase 2 efficacy portion of the study which is now approximately one-half enrolled towards a target of 80 patients.

•	Additional Data to be Presented at ASH: Several Epizyme data submissions to the ASH meeting have been accepted for presentation. These include:

•	Data on genetic characterization of R/R FL patients’ disease identifying factors influencing potential response to tazemetostat,

•	Pre-clinical data on EZM0414, to be presented publicly for the first time,

•	The design of the planned SET-101 Phase 1/1b study of EZM0414, and

•	The design of the tazemetostat plus rituximab study in R/R FL (SYMPHONY-2, EZH-1401).

•

Financial Guidance: Based on its commercial strategy and operating plan, including the anticipated cash to be received from product sales, Epizyme expects its current cash runway to extend into the fourth quarter of 2022, and believes this is sufficient to sustain operations for at least the next 12 months from the date of this release. The Company continues to expect its non-GAAP adjusted operating expenses for 2021 to be between $220 and $230 million, and anticipates the changes previously announced on the second quarter earnings call to have a more significant impact on our full year results for 2022.

Third Quarter 2021 Financial Results

•

Cash Position: Cash, cash equivalents and marketable securities were $221.3 million as of September 30, 2021, as compared to $244.0 million as of June 30, 2021. This includes the $25.0 million upfront payment from HUTCHMED in the Company’s September 30, 2021 balance.

•

Revenue: Total revenue for the third quarter of 2021 was $5.2 million, compared to $3.6 million for the third quarter of 2020. Total revenue for the third quarter of 2021 consisted primarily of $5.2 million of net product revenue.

•	Operating Expenses: Total GAAP operating expenses were $69.3 million for the third quarter of 2021 compared to $57.9 million for the third quarter of 2020.

•	R&D expenses: GAAP R&D expenses were $34.5 million for the third quarter of 2021 compared to $25.7 million for the third quarter of 2020.

•	SG&A expenses: GAAP SG&A expenses were $32.8 million for the third quarter of 2021 compared to $30.6 million for the third quarter of 2020.

•

Net Loss (GAAP): Net loss attributable to common stockholders was $65.8 million, or $0.64 per share, for the third quarter of 2021, compared to $56.1 million, or $0.55 per share, for the third quarter of 2020.

•	A reconciliation of non-GAAP adjusted financial measures to the directly comparable to GAAP financial measures is presented in the table attached to this press release.

Conference Call Information

Epizyme will host a conference call today, November 9, at 8:30 a.m. ET. To participate in the conference call, please dial (877) 844-6886 (domestic) or (970) 315-0315 (international) and refer to conference ID 8536979. A webcast, as well as supplemental slides to support the webcast, will be available in the investor section of the Company’s website at www.epizyme.com, and will be archived for 60 days following the call.

About Non-GAAP Financial Measures

In addition to financial information prepared in accordance with the U.S. generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: non-GAAP adjusted net product revenue, total non-GAAP adjusted operating expenses on a historical and projected basis, non-GAAP adjusted R&D expenses on a historical basis and non-GAAP adjusted SG&A expenses on a historical basis. Epizyme derives these non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure, that is most directly comparable to each non-GAAP financial measure. Specifically, the non-GAAP financial measures exclude stock-based compensation expense and depreciation and amortization of intangibles. The Company’s management believes that these non-GAAP financial measures are useful to both management and investors in analyzing its ongoing business and operating performance. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP, but as a complement to provide greater transparency. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. A quantitative reconciliation of projected non-GAAP adjusted operating expenses to total operating expenses is not available without unreasonable effort primarily due to the Company’s inability to predict with reasonable certainty the amount of future stock-based compensation expense.

About TAZVERIK® (tazemetostat)

TAZVERIK is a methyltransferase inhibitor indicated for the treatment of:

•	Adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma not eligible for complete resection.

•

Adult patients with relapsed or refractory follicular lymphoma whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies.

•	Adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options.

These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trials.

The most common (≥20%) adverse reactions in patients with epithelioid sarcoma are pain, fatigue, nausea, decreased appetite, vomiting and constipation. The most common (≥20%) adverse reactions in patients with follicular lymphoma are fatigue, upper respiratory tract infection, musculoskeletal pain, nausea and abdominal pain.

View the U.S. Full Prescribing Information here: Epizyme.com

About Epizyme, Inc.

Epizyme, Inc. is a fully integrated, commercial-stage biopharmaceutical company committed to its mission of rewriting treatment for cancer through novel epigenetic medicines. In addition to an active research and discovery pipeline, Epizyme has one U.S. FDA approved product, TAZVERIK® (tazemetostat), for the treatment of adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma (ES) who are not eligible for complete resection; adult patients with relapsed or refractory follicular lymphoma (FL) whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies; and adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options. These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trials(s). The Company is also exploring the treatment potential of tazemetostat in investigational clinical trials in other solid tumors and hematological malignancies, as a monotherapy and combination therapy in both relapsed and front-line disease settings. By focusing on the genetic drivers of disease, Epizyme seeks to match medicines with the patients who need them. For more information, visit www.epizyme.com.

TAZVERIK® is a registered trademark of Epizyme, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether commercial sales of TAZVERIK for epithelioid sarcoma and follicular lymphoma in the approved indications will be successful; whether the refinement of the company’s commercial strategy and cost reductions will achieve the company’s objectives; whether tazemetostat will receive marketing approval for epithelioid sarcoma or follicular lymphoma in other jurisdictions, full approval in the United States or approval in any other indication; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials, such as the ongoing confirmatory trials of TAZVERIK; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether the company will receive regulatory approvals, including accelerated approval, to conduct trials or to market products; whether the company’s collaborations and licensing agreements with its partners, such as HUTCHMED or others, will be successful; the impact of the COVID-19 pandemic on the company’s business, results of operations and financial condition; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial success of tazemetostat; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-K or Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

TAZVERIK® is a registered trademark of Epizyme, Inc.

Contacts

Media:

Erin Graves

media@epizyme.com

(617) 500-0615

Investors:

Craig West

cwest@epizyme.com

(857) 270-6001

EPIZYME, INC

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	September 30,	December 31,
	2021	2020
Consolidated Balance Sheet Data:
Cash and cash equivalents	$124,517	$168,215
Marketable securities	96,776	205,391
Intangible assets, net	43,887	47,002
Total assets	332,271	473,573
Total current liabilities, excluding deferred revenue	44,735	43,400
Current portion of deferred revenue	11,950	—
Related party long-term debt, net of debt discount	216,254	215,670
Related party liability related to sale of future royalties	15,581	14,176
Warrants to purchase common stock	8,630	—
Total stockholders’ equity	15,380	184,897

EPIZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Revenues
Product revenue, net	$5,186	$3,445	$19,364	$6,963
Collaboration and other revenue	15	121	6,480	424

Total revenue	5,201	3,566	25,844	7,387

Operating expenses
Cost of revenue	1,999	1,608	7,345	3,244
Research and development	34,549	25,738	102,110	77,253
Selling, general and administrative	32,793	30,575	103,095	90,161

Total operating expenses	69,341	57,921	212,550	170,658

Operating loss	(64,140)	(54,355)	(186,706)	(163,271)
Other (expense) income, net:
Interest expense, net	(5,645)	(1,364)	(16,703)	(1,177)
Other expense, net	(24)	(42)	(70)	(105)
Change in fair value of warrants to purchase common stock	4,420	—	4,420	—
Related party non-cash interest expense related to sale of future royalties	(445)	(312)	(1,412)	(908)

Other (expense) income, net:	(1,694)	(1,718)	(13,765)	(2,190)

Loss before income taxes	$(65,834)	$(56,073)	$(200,471)	$(165,461)
Net loss per share attributable to common stockholders - basic and diluted	$(0.64)	$(0.55)	$(1.96)	$(1.64)
Weighted-average common shares outstanding used in net loss per share attributable to common stockholders - basic and diluted	102,513	101,512	102,123	100,747

EPIZYME, INC.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (UNAUDITED)

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Reconciliation of GAAP to Non-GAAP Cost of Revenue
GAAP Cost of Revenue	$1,999	$1,608	$7,345	$3,244
Less: Depreciation and Amortization	(1,038)	(1,038)	(3,115)	(1,959)

Non-GAAP Adjusted Cost of Revenue	$961	$570	$4,230	$1,285

Reconciliation of GAAP to Non-GAAP Research and Development
GAAP Research and Development	$34,549	$25,738	$102,110	$77,253
Less: Stock-Based Compensation Expenses	(2,042)	(2,079)	(6,295)	(7,045)
Less: Depreciation and Amortization	(165)	(142)	(463)	(411)

Non-GAAP Adjusted Research and Development	$32,342	$23,517	$95,352	$69,797

Reconciliation of GAAP to Non-GAAP Selling, General and Administrative:
GAAP Selling, General and Administrative	$32,793	$30,575	$103,095	$90,161
Less: Stock-Based Compensation Expenses	(4,128)	(4,307)	(13,608)	(14,143)
Less: Depreciation and Amortization	(117)	(131)	(337)	(304)

Non-GAAP Adjusted Selling, General and Administrative	$28,548	$26,137	$89,150	$75,714

Reconciliation of GAAP to Non-GAAP Operating Expenses
GAAP Operating Expenses	$69,341	$57,921	$212,550	$170,658
Less: Stock-Based Compensation Expenses	(6,170)	(6,386)	(19,903)	(21,188)
Less: Depreciation and Amortization	(1,320)	(1,311)	(3,915)	(2,674)

Non-GAAP Adjusted Operating Expenses	$61,851	$50,224	$188,732	$146,796